FORM 8-K

                    SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549



Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934.

Date of Report (Date of earliest event reported) January 21, 1997.



                           HIGH PLAINS CORPORATION

           (Exact name of registrant as specified in its charter)


Kansas                                                      #1-8680
(State or other jurisdiction of                    (Commission File
incorporation)                                              Number)



200 W. Douglas                                         #48-0901658
Suite #820                                           (IRS Employer
Wichita, Kansas 67202                          Identification No.)
(Address of prinicipal
exeuctive offices)


                               (316)269-4310
                      (Registrant's telephone number)

Item  5  Other Information


Wichita, KS, January 15, 1997 -- High Plains Corporation (NASDAQ:HIPC) today announced the retirement of the $13.2 million balance of its debt through Bank One, Indianapolis, with proceeds from a new loan obtained through the National Bank of Canada (NBC). The new financing consists of an $11 million 5 year term loan, and a $4 million revolving loan, secured by the Company's York, Nebraska Ethanol plant and all cash, receivables, and inventory. The Company has drawn the full $11 million on the reducing term note and has drawn $2.3 million on the revolving note, for an initial $13.3 million balance with NBC.

The blended first year interest rate for the $11 million term note is approximately 8.11%, down from the 9.7% Bank One rate. The initial interest rate on the $4 million note is 8.14%, down from the 9.7% Bank One rate. The Company projects a first year savings in interest expense from this refinancing of approximately $225,000.00.

"We are happy to have begun a new relationship with a competitive bank such as the National Bank of Canada, which recognizes, as we do, the opportunities that exist in the Ethanol Industry," said Raymond G. Friend, the Company's Executive Vice President and Chief Financial Officer.

"We were able to prepay the Bank One debt without prepayment penalty. In addition, we managed to keep our Colwich, Kansas Ethanol Plant unencumbered, by excluding it from the new loan's collateral package. This allows us the versatility of utilizing the Colwich plant as collateral for future borrowing if needed or desired."

Mr. Friend added, "The Company also announced the completion of new financing to fund its Industrial Grade Ethanol production upgrade. This High Quality Ethanol production capacity has been added to its York, Nebraska Ethanol production facility, in order to fulfill the Company's requirements to supply high grade ethanol under the $17 million contract which was previously announced. This project is nearing startup, which is expected to occur within the next 30 days. The Company has financed this addition with a six year lease through MetLife Capital Corporation. The $3.1 million lease agreement has a five year buy back option which provides an overall effective interest rate of 7.6%."

Based in Wichita, Kansas, High Plains Corporation is the only publicly traded company whose sole business is Ethanol. It is one of the largest producers of Ethanol with 60 million gallons per year of current capacity. Clean burning Ethanol reduces pollutants in automotive gasoline and increases octane levels for better engine performance without increasing gas pump prices.

Wichita, KS, January 17, 1997 -- High Plains Corporation (NASDAQ:HIPC) today announced a contract with Centennial Trading LLC (Centennial) to source and purchase grain. Centennial now replaces Farmland's Grain Division as the primary grain strategist and purchasing agent for High Plains. Centennial will provide consultation to the Company in the areas of market projections and risk management strategies, and will source grain for the Colwich, Kansas plant. Grain for the York, Nebraska plant will be sourced primarily by High Plains' employees in cooperation with Centennial. Centennial is a commodity trading company recently established by former employees of the grain division of Farmland Industries, Inc. with whom High Plains has had a long standing and mutually beneficial relationship.

"Farmland performed an excellent job for us in both risk management and grain sourcing for our plants," said Raymond G. Friend, Executive Vice President and Chief Financial Officer. "However, the hiring of Centennial will allow the company to take a more active role in the sourcing of its grain requirements, while still retaining the advantages of having a contracted grain purchasing agent familiar with High Plains. High Plains expects this arrangement to lower its overall grain costs by allowing more flexibility in grain origination and contracting alternatives with producers and elevators. Furthermore, High Plains expects to realize freight savings through more direct control of the trafficking."

"High Plains will continue to have up-to-date information on grain markets and gain greater versatility in its purchasing and risk management strategies," said Friend.

Separately, High Plains applauded Nebraska Legislation introduced this week which would require that gasoline sold in Nebraska after January 1, 1998 contain an oxygen content of at least 2.7 percent. This proposed legislation mirrors recent legislation which was passed and is being implemented in Minnesota.

"Ethanol is very competitive in markets where required gasoline oxygen levels are at a 2.7% minimum," said Mr. Friend. "Nebraskans should see cleaner air at lower costs than alternatives, such as modifications to stationary pollution sources, and they will realize added value for their grain crops. Additional utilization of ethanol should not only create a stronger market for corn and milo, but should also reduce foreign energy dependence, help promote renewable sources of energy, and create jobs."

Based in Wichita, Kansas, High Plains Corporation is the only publicly traded company whose sole business is Ethanol. It is one of the largest producers of Ethanol with 60 million gallons per year of current capacity. Clean burning Ethanol reduces pollutants in automotive gasoline and increases octane levels for better engine performance without increasing gas pump prices.

Wichita, KS, January 21, 1997 -- High Plains Corporation (NASDAQ:HIPC) today reported net income of $3,012,711 or $.19 per share on sales of $16,788,866 for the fiscal second quarter ended December 31, 1996 compared to net income of $1,856,772 or $.12 per share on sales of $23,594,686 for the same quarter last year.

The Company also reported net income of $1,174,473 or $.08 per share for the six month period ended December 31, 1996, on sales of $18,128,100, compared to net income of $2,280,358 or $.15 per share on revenues of $43,656,631 for the same six month period last year.

                                          Financial Highlights

                             Three-Months Ended             Six Months
                             Ended December 31,         Ended December 31,
                              1996        1995           1996        1995
Sales                       $16,788,866   $23,594,686 $18,128,100 $43,656,631
Net Income                  $ 3,012,711   $ 1,856,772 $ 1,174,473 $ 2,280,358
Net earnings per share      $       .19   $       .12 $       .08 $       .15
Weighted average shares
 outstanding                 16,073,460    16,022,106  16,043,765  15,715,761



"We are pleased to announce both our profitable quarter and six month periods," said Stanley E. Larson, President and Chief Executive Officer. During this recently ended quarter, we overcame startup difficulties at our York, Nebraska plant, and now both that facility and our Colwich, Kansas plant are operating at full capacity.

"We are currently purchasing our grain feedstock for as low as $2.27 per bushel, less than half of its summertime high of $5.60 per bushel. As announced last week, we anticipate additional grain cost savings in the future through our new relationship with Centennial Trading, LLC," Mr. Larson said.

"We continue to have between thirty and forty percent of our fuel ethanol gallons presold at approximately $1.40 per gallon FOB our plants. With current low grain prices and strong distiller's grain sales, we have pretax margins as high as $.70 on those gallons. Current fuel ethanol spot plant prices have dropped to approximately $1.05 per gallon, a level which still provides over $.20 per gallon before tax margin."

"In addition, we are announcing that we have completed construction and initial testing of our high quality ethanol processing equipment. During testing, we operated the equipment at a 28,000 gallon per day rate. Initial testing indicates that the high quality ethanol will be within contract specification levels. This processing equipment should be capable of full operation by late January 1997."

"We are preparing to begin deliveries of up to one million gallons per month of high grade ethanol under contract for approximately $1.60 per gallon FOB our York, Nebraska plant. The production and sale of these gallons should provide both additional profitability and product diversification to our Company, increasing value for our shareholders."

Based in Wichita, Kansas, High Plains Corporation is the only publicly traded company whose sole business is Ethanol. It is one of the largest producers of Ethanol west of the Mississippi River, with 60 million gallons per year of current capacity. Clean burning Ethanol reduces pollutants in automotive gasoline and increases octane levels for better engine performance without increasing gas pump prices.









                                SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant had duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date   January 21, 1997                      HIGH PLAINS CORPORATION




                                             Raymond G. Friend
                                             Executive Vice President
                                             - Chief Financial Officer